SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2007
SurModics, Inc.
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-23837 (Commission File Number)	41-1356149 (IRS Employer Identification No.)
9924 West 74th Street
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices and Zip Code)
(952) 829-2700
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On September 17, 2007, the Organization and Compensation Committee of the Board of Directors of SurModics, Inc. (“the Company”) took action designed to give the Company’s employees, including executive officers, participating in the Company’s 2007 Bonus Plan (the “Bonus Plan”), or holding performance share awards with fiscal year 2007 as their performance period (the “2007 Performance Awards”), special consideration for a significant customer contract entered into in fiscal year 2007. The Committee decided that in determining the level of employee bonus payouts and performance share vesting for fiscal year 2007 under the Bonus Plan and 2007 Performance Awards, the full up front licensing fee received in fiscal year 2007 by the Company from Merck & Co., Inc. under the license agreement entered into by the parties in June 2007 should be included in fiscal year 2007 revenue and earnings per share calculations although the Company’s recognition of such revenue for financial reporting purposes under GAAP will be required to be amortized over a yet to be determined period. The Committee also decided that amortized revenue associated with the up front licensing fee received from Merck that is recognized in future periods will be excluded from calculations for future bonus plans or performance share awards. The Committee’s action will result in expensing the full amount of any fiscal year 2007 compensation amounts under the Bonus Plan and 2007 Performance Awards in the fourth fiscal quarter of the current fiscal year and, accordingly, would result in a significant increase in such quarter’s compensation expense as compared to the level of compensation expense recorded by the Company in the fourth quarter of fiscal year 2006. No expense has been accrued in any prior quarters of the current 2007 fiscal year for compensation amounts under the Bonus Plan or in connection with the 2007 Performance Awards.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
By /s/ Philip D. Ankeny
Date: September 21, 2007	Name:	Philip D. Ankeny
	Title:	Chief Financial Officer